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E-Filed

Colorado Secretary of State
Date and Time: 01/06/2023 07:24 AM
ID Number: 20011171392

Document number: 20231025849
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20011171392
(Colorado Secretary of State ID number)

Entity name AiXin Life International, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

McGill	Vincent	J	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

1385 Avenue of the Americas
(Street name and number or Post Office Box information)

New York	NY	11021
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

Articles of Amendment

Filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and name are

ID Number: 2011171392
(*Colorado Secretary of State ID Number*)

Entity Name: Aixin Life International, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*
(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document are 01/26/2023, 7:00 PM Mtn Time.
(mm/dd/yyyy hour.minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes. This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

McGill	Vincent	J	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

1385 Avenue of the Americas
(Street name and number or Post Office Box Information)

New York	NY	11021
(City)	(*State*)	(Postal/Zip Code)

________________ *(Province – if applicable)*
________________ *(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ATTACHMENT TO CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF AIXIN LIFE INTERNATIONAL, INC.

That ARTICLE IV shall be amended by replacing ARTICLE IV in its entirety as follows:

"ARTICLE IV

CAPITAL STOCK

A. Authorized Stock. The aggregate number of shares of stock the corporation is authorized to issue is five hundred million (500,000,000) shares of common stock, par value $0.00001 per share and twenty million (20,000,000) shares of preferred stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:

1. Preferred Stock.

The corporation may divide and issue the preferred stock in series. Preferred stock of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors hereby is expressly vested with authority to divide the class of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the state of Colorado in respect of the following:

(a) The number of shares to constitute such series, and the distinctive designations thereof;

(b) The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(c) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d) The amount payable upon shares in event of involuntary liquidation;

(e) The amount payable upon shares in event of voluntary liquidation;

(f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h) Voting rights, if any; and

(i) Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

2. Common Stock.

(a) The rights of holders of common stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the corporation shall be subject to the preferences, limitations and relative rights of the preferred stock fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the corporation providing for the issuance of one or more series of the preferred stock.

(b) The holders of the common stock shall be entitled to one vote for each common share held by them of record at the time set for determining the holders thereof entitled to vote.

"Effective at 7:00 p.m. Mountain time on the date specified as the effective date of these Articles of Amendment, or such later date as the Financial Industry Regulatory Authority approves the Reverse Stock Split (the "Effective Time"), the shares of the Corporation's common stock, par value $0.00001 per share ("Common Stock"), issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each 2 shares, of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.00001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall at the discretion of the Board be entitled to receive an amount in cash equal to the product obtained by multiplying (i) the average of the closing sales price of the Corporation's Common Stock as reported on the OTC Markets for the ten (10) days preceding the effective date of this Certificate of Amendment by (ii) the number of shares of the Corporation's Common Stock held by such shareholder before the combination that would otherwise have been exchanged for such fractional share interest in lieu of such fractional shares or take other action to settle fractional shares in accordance with Section 7-106-104 of the Colorado Business Corporation Act. Notwithstanding the foregoing, the Reverse Stock Split shall not be effected until receipt of the approval of the Financial Industry Regulatory Authority.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive one additional whole share of Common Stock in lieu of such fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined."